SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)     May 12, 2004

Credit Suisse First Boston (USA), Inc.

(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation or organization)

1-6862	13-1898818
(Commission File Number)	(I.R.S. Employer (Identification No.)

Eleven Madison Avenue, New York, New York	10010
(Address of principal executive office)	(Zip Code)

(212) 325-2000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Item 5.  Other Events

As of January 1, 2004, the Company transferred the private equity and private fund businesses from the Institutional Securities segment to the Financial Services segment, which has been renamed Wealth & Asset Management. As a result, the Company changed the presentation of the Institutional Securities and Wealth & Asset Management segment results. These segment changes did not affect our previously reported consolidated results of operations.

On March 31, 2004, the Company’s immediate parent Credit Suisse First Boston, Inc. (“CSFBI”) transferred the high-net-worth business of Credit Suisse Asset Management, LLC (“CSAM”), a wholly owned subsidiary of CSFBI, to the Company as a capital contribution of $221 million.  The transfer of this business was accounted for at historical cost in a manner similar to pooling-of-interest accounting because CSAM and the Company were under the common control of CSFBI at the time of transfer.  The transferred assets of this business consist principally of goodwill and intangible assets relating primarily to CSAM’s acquisition of Warburg Pincus Asset Management in 1999.  In December 2003, CSAM wrote down the value of its high-net-worth intangible assets, resulting in a pre-tax loss of $200 million and an after-tax loss of $130 million.  The Company has reflected the goodwill and intangible assets and the related write down as well as the operating results of this business as part of the restatement.  For the year ended December 31, 2003, the total net revenues, total expenses and loss from continuing operations before benefit for income taxes, discontinued operations and cumulative effect of a change in accounting principle for the high-net-worth business were $4 million, $214 million (of which $200 million was related to the write down of the intangible assets) and $210 million, respectively.

The information in this Form 8-K reflects the Company’s results including the CSAM high-net-worth business as if the Company had acquired it on November 3, 2000, the date that the Company was acquired by CSFBI, and the Company’s new segment reporting structure. The information corresponds to the periods covered in the Company’s Annual Report on Form 10-K filed on March 30, 2004 and includes unaudited supplementary statements of financial condition information as of December 31, 2003 and 2002 and unaudited supplementary statements of operations information for the years ended December 31, 2003, 2002 and 2001.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

(c)  Exhibits

Exhibit 99.1   Unaudited supplementary statements of financial condition information as of December 31, 2003 and 2002

Exhibit 99.2   Unaudited supplementary statements of operations information for the years ended December 31, 2003, 2002 and 2001

Exhibit 99.3   Unaudited supplementary segment information for the years ended December 31, 2003, 2002 and 2001

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Credit Suisse First Boston (USA), Inc.

/s/ Paul C. Wirth
Paul C. Wirth
Chief Financial and Accounting Officer

May 12, 2004